Exhibit (d)(iii)

SYNTAX ETF TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of March 28, 2018 by and between Syntax ETF Trust (the "Trust"), on behalf of the series listed on Schedule A (the “Fund”), and Syntax Advisors, LLC (the "Advisor"):

W I T N E S S E T H:

WHEREAS, the Trust is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and a management investment company; and

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, and will serve as the investment adviser of the Fund;

NOW, THEREFORE, the parties hereto agree as follows:

1.   The Advisor agrees to pay, waive or absorb the ordinary operating expenses of the Fund (except any (i) interest expense, (ii) taxes, (iii) acquired fund fees and expenses, (iv) brokerage expenses and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions, (v) expenses associated with shareholder meetings, (vi) compensation and expenses of the Independent Trustees, (vii) compensation and expenses of the Trust’s chief compliance officer and his or her staff, (viii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, (ix) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith, (x) extraordinary expenses of the Fund (collectively, “Excluded Expenses”)) which exceed the aggregate per annum rate listed on Schedule A of the Expense Limitation and Reimbursement Agreement of the Fund’s average daily net assets (“Expense Cap”). The Advisor agrees to pay, waive or absorb the Excluded Expenses of the Fund which exceed the aggregate per annum rate listed on Schedule A hereof of the Fund’s average daily net assets (“Excluded Expense Cap”).

2.   The Expense Limitation will remain in effect until at least December 31, 2019 and is subject to annual approval by the Board unless and until the Board of Trustees of the Trust approves its modification or termination; PROVIDED, HOWEVER, that the Expense Limitation will terminate in the event that the investment advisory agreement in effect between the Trust on behalf of the Fund and the Advisor (or an affiliate of the Advisor) is terminated by the Trust without the consent of the Advisor or in the event such agreement terminates due to an assignment and a new investment advisory agreement with the Advisor (or an affiliate of the Advisor) does not become effective upon such termination.

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Exhibit (d)(iii)

3.   The Trust, on behalf of the Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Advisor, and to reimburse the Advisor out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation and any Excluded Expenses in excess of the cap stated on Schedule A hereof that are paid or assumed by the Advisor pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses of the Fund for any year to exceed the Expense Limitation. This agreement of the Trust to reimburse the Advisor for excess expenses of the Fund paid, waived or absorbed by the Advisor shall terminate in the event the Advisor or any affiliate of the Advisor terminates any agreement now in effect between the Trust on behalf of the Fund and the Advisor (or any affiliate of the Advisor) without the consent of the Trust (other than a termination resulting from an assignment).

4.   This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

5.   The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund.

6.   This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

[Signature Page to Follow]

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Exhibit (d)(iii)

SYNTAX ETF TRUST

By :	/s/ Kathleen C. Cuocolo

Kathleen C. Cuocolo
Title:	President

SYNTAX ADVISORS, LLC

By :	/s/ Kathleen C. Cuocolo

Kathleen C. Cuocolo
Title:	President

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Exhibit (d)(iii)

SYNTAX ETF TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	EXPENSE CAP

Syntax Stratified LargeCap ETF	0.30%

Approved by the Board of Trustees on:

March 28, 2018

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